Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

        This Severance Agreement and Release (“Agreement”), dated February 26, 2004, is made between John W. Salyer (“Employee”) and Black Hills Corporation (the “Company”). Employee and the Company are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

        WHEREAS, Employee voluntarily resigned his employment with the Company effective February 19, 2004;

        WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee’s employment with the Company and any other potential disputes between the Parties; and

        WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

        NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1.     Separation and Effective Date. Employee’s last date of employment with the Company is February 19, 2004. This Agreement shall become effective (the “Effective Date”) on the eighth day after Employee’s execution of this Agreement, provided that employee has not revoked Employee’s acceptance pursuant to Paragraph 7(g) below.

2.     Payments.

        a.     After the expiration of the Effective Date, and on the express condition that Employee has not revoked this Agreement, the Company will pay Employee a severance amount of Two Hundred Thousand Dollars ($200,000), less all applicable deductions and withholdings, which includes Sixty Thousand Dollars ($60,000) in deferred deal bonus compensation and balance for time employed with the Company.

        b.     Provided that Employee timely elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, on Employee’s behalf, the initial four (4) months of the full premium cost of Employee’s group health insurance, including coverage for Employee’s eligible dependants for which those dependants were enrolled immediately prior to the termination of Employee’s employment. If Employee executes this Agreement and does not revoke this Agreement, Employee is eligible for four (4) months of such premium payments covering the time period beginning February 20, 2004, and continuing through June 19, 2004. For the balance of the period that Employee is entitled to coverage under COBRA, Employee shall be entitled to maintain coverage for Employee and Employee’s eligible dependants at the full COBRA rate. The four (4) months of premium payments is taxable to Employee.

        c.     Reporting of and withholding on any payment under this Paragraph 2 for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of the payment pursuant to subparagraphs a. or b. above, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including but not limited to any taxes, attorneys’ fees, penalties or interest, which are or become due from the Company.

        d.     Upon execution of this Agreement, the Company will provide an allowance of up to Five Thousand Dollars ($5,000.00) to be used for professional career transition assistance. Invoices up to this amount are to be submitted by the professional career transition provider to Jim Mattern, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709 for processing and remittance. This allowance for services is in effect through June 1, 2004. Services rendered after June 1, 2004 are not covered. The amount paid on behalf of Employee is taxable to Employee.

3.     General Release.

        a.     Employee, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Employee’s Released Claims”).

        b.     The Company, individually and for its present, former and future successors, legal representatives, insurers, trustees, administrators, assigns, subrogees, officers, directors, shareholders, parent entities, subsidiaries, affiliates, divisions, employees, servants, agents, partners, and attorneys, and all persons, natural or corporate, in privity with it, and their respective heirs, next of kin, executors, administrators, successors and assigns, voluntarily, knowingly and intentionally releases and discharges Employee, and his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the beginning of time through the Effective Date (the “Company’s Released Claims”).

        c.     The Employee’s Released Claims and the Company’s Released Claims include but are not be limited to those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan, (iv) any stock option grant, agreement, or plan, (v) all federal, state, and municipal statutes, ordinances, and regulations, including but not limited to claims of discrimination based on race, age, sex, disability, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the Employment Relations Act of 1999, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law, and (vii) any claim which was or could have been raised by Employee or Company.

        d.     The Released Claims do not include any right or obligation of Employee in his individual capacity or as a Stockholder as provided in and arising out of the Agreement and Plan of Merger, between Company, Black Hills Energy Capital, Inc., and Indeck Capital Inc., dated January 1, 2000, as amended or supplemented. In addition, the Released Claims do not include any right or obligation of Employee in his individual capacity or as a New Shareholder, as provided in and arising out of the Shareholders Agreement of Black Hills Corporation dated June 30, 2000, by and among Black Hills Corporation, Gerald R. Forsythe, John W. Salyer, and others.

4.     Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

5.     No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

6.     Warranties. Employee warrants and represents as follows:

        a.     Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.

        b.     Employee voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents and attorneys for the Company.

        c.     Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

        d.     Employee has not previously disclosed any information that would be a violation of the confidentiality provisions set forth below if such disclosure were to be made after the execution of this Agreement.

        e.     Employee has full and complete legal capacity to enter into this Agreement.

        f.     Employee has had at least 21 days to consider this Agreement. In the event that Employee executes this Agreement prior to the 21st day after receipt of it, Employee expressly intends such execution as a waiver of any rights Employee has to review the Agreement for the full 21 days. In such event, Employee represents that such waiver is voluntary and made without any pressure, representations, or incentives from the Company for such early execution.

        g.     Employee understands that Employee is waiving and releasing any claims he may have under the Age Discrimination in Employment Act. Employee may revoke this Agreement for seven days following its execution, and this Agreement shall not become enforceable and effective until seven days after such execution. If Employee chooses to revoke this Agreement, he must provide written notice to James M. Mattern, Senior Vice President-Corporate Administration, by certified mail and by facsimile within seven calendar days of Employee’s execution of this Agreement. If Employee does not revoke within the seven-day period, the right to revoke is lost.

        Employee admits, acknowledges, and agrees that Employee is not otherwise entitled to the amounts set forth in Paragraph 2, and those amounts are good and sufficient consideration for this Agreement. Employee admits, acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, vacation, paid time off, or other benefits from the Company which are or could be due to Employee under the terms of Employee’s employment with the Company or otherwise.

7.     Confidential Information.

        a.    Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers or other terms or conditions of the negotiations or the agreement reached, shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement. Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state or federal governments, (ii) for the purpose of enforcing any term of this Agreement, or (iii) in response to compulsory process, and only then after giving the Company ten days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about this matter, Employee shall state, “My employment with the Company has ended,” and nothing more.

        b.    Employee shall not use, nor disclose to any third party, any of the Company’s business, personnel, or financial information that Employee learned during his employment with the Company. Employee hereby expressly acknowledges that any breach of this Paragraph 8 shall result in a claim for injunctive relief or damages against Employee by the Company, and possibly by others.

8.     Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to statements regarding the Company’s financial condition, employment practices, or its officers, directors, board members, employees, or affiliates.

9.     Return of Company Property and Information. Employee represents and warrants that, prior to Employee’s execution of this Agreement, Employee will return to the Company any and all property, documents and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, Employee will delete those files, data, or information (and will retain no copies in any form). Employee also will return any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, cell phones and all other Company property in any form on date of termination of employment.

10.     Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

11.     Assignment. The Company may assign its rights under this Agreement. Employee cannot assign his rights under this Agreement without the written consent of the Company.

12.     Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

13.         Entire Agreement. This Agreement, and any confidentiality agreement signed by Employee, represent the entire agreement between the Parties. This Agreement supersedes any and all prior oral or written promises or agreements between the Parties, and Employee acknowledges that Employee has not relied on any promise, representation, or statement other than those set forth in this Agreement. This Agreement cannot be modified except in writing signed by all Parties.

14.     Venue and Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue shall be in the federal or state courts in Colorado.

15.    Non-solicitation. Employee will not solicit for purposes of employment, or employ, directly or indirectly, any employee currently employed by Black Hills Corporation or any of its subsidiaries or affiliated companies, for a period of one (1) year following the date of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Severance Agreement and Release on the dates written below.

EMPLOYEE

/s/ John W. Salyer                                   March 24, 2004
John W. Salyer                                         Date

THE COMPANY

/s/ Steven Helmers                                   April 2, 2004
Black Hills Corporation
By: Steven Helmers
Title: Senior Vice President - General Counsel

A copy of the signed Severance Agreement and Release is to be returned to the attention of:

Jim Mattern Sr. Vice President - Corporate Administration Black Hills Corporation PO Box 1400 Rapid City, SD 57709